Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sirius XM Holdings Inc.:

We consent to the incorporation by reference in the registration statements No. 333-229468, 333-228088, 333-152574, 333-159206, 333-160386, 333-179600, 333-204302, and 333-205409 of Sirius XM Holdings Inc. of our reports dated February 2, 2021, with respect to the consolidated balance sheets of Sirius XM Holdings Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Sirius XM Holdings Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standard Update (ASU) 2016-02 and all related amendments, which established Accounting Standard Codification (ASC) Topic 842, Leases.
/s/ KPMG LLP
New York, New York
February 2, 2021